UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014

diaDexus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2014, the stockholders of diaDexus, Inc. (the “Company”) approved an amendment to the 2012 Equity Incentive Award Plan (the “2012 Plan”) to add 4,000,000 shares of common stock to the existing reserve under the Plan. The amendment to the 2012 Plan was approved by the Board of Directors of the Company (the “Board”) on March 21, 2014, subject to stockholder approval at the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”).

The 2012 Plan initially became effective on May 17, 2012. The 2012 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance awards, stock payments, deferred stock, deferred stock units, restricted stock units, and performance-based awards (collectively, “equity awards”) to eligible participants. The Board and the compensation committee of the Board share the authority to administer the 2012 Plan. The plan administrator has the authority to designate the persons to whom equity awards will be granted, determine the number of shares of common stock to be subject to each equity award, determine the time or times during the term of each equity award within which all or a portion of the award may be exercised, amend the 2012 Plan, and construe and interpret the terms of the 2012 Plan. The Company may grant equity awards authorized under the 2012 Plan to its employees, directors and consultants of the Company and its affiliates. Accordingly, all of the Company’s employees and non-employee directors are eligible to participate in the 2012 Plan.

As of March 31, 2014, 2,184,214 shares of Common Stock were available for future grants under the 2012 Plan. Prior to the amendment of the 2012 Plan, the aggregate number of shares that could be issued under the 2012 Plan consisted of the sum of (i) the 3,000,000 shares that stockholders approved in May 2012, (ii) the 1,685,492 shares that remained available for new grants under the Company’s stock plans and non-plan award agreements (the “prior plans”) that were outstanding, which, on approval of the 2012 Plan, ceased to be available under those prior plans and agreements and (iii) up to 10,318,904 shares that were subject to awards outstanding under the prior plans as of March 31, 2014 that terminate, expire or lapse. As of March 31, 2014, of the 15,004,396 shares originally made subject to the reserve, 2,974,687 shares have been issued or otherwise failed to return to the 2012 Plan, such that only 12,029,709 shares of common stock are reserved and available for issuance under the 2012 Plan (including the 9,841,195 shares subject to outstanding awards). Generally, shares subject to an award that terminates, expires or lapses for any reason are made available for issuance again under the 2012 Plan.

The above description of the 2012 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2012 Plan, as amended, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The 2014 Annual Meeting of the Company was held at 1:00 p.m. Pacific Daylight Time on May 29, 2014 at the Company’s principal executive offices in South San Francisco, California. The final voting results for the matters submitted to a vote of stockholders at the 2014 Annual Meeting are as follows:

Proposal 1:	The stockholders voted to approve the election of the following directors by the votes set forth below to serve and to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Nominee	For	Withheld	Broker Non-Votes
Karen Drexler	19,485,327	230,063	25,907,464
Andrew Galligan	19,476,507	238,883	25,907,464
Adeoye Y. Olukotun	19,464,993	250,397	25,907,464
James P. Panek	18,791,379	924,011	25,907,464
Charles W. Patrick	19,476,487	238,903	25,907,464
Lori F. Rafield	19,486,027	229,363	25,907,464
Brian E. Ward	19,496,707	218,683	25,907,464

Proposal 2:	The stockholders voted to approve a series of alternate amendments to the Company’s Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, a reverse stock split of the Company’s common stock, whereby each outstanding 3, 4, 5, 6, 7 or 8 shares would be converted and changed into one share of common stock, and for any such reverse stock split determined by the Board of Directors, a reduction in the number of authorized shares of the Company’s common stock from 100,000,000 to 50,000,000.

For	Against	Abstention
40,720,730	4,516,669	385,455

Proposal 3:	The stockholders voted to approve an amendment to the Company’s 2012 Equity Incentive Award Plan to increase the number of shares reserved for issuance thereunder by 4,000,000 shares, prior to giving effect to any reverse stock split.

For	Against	Abstention	Broker Non-Votes
15,061,758	4,509,778	143,854	25,907,464

Proposal 4:	The stockholders voted to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014.

For	Against	Abstention
45,371,718	227,673	23,463

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	diaDexus, Inc. 2012 Equity Incentive Award Plan, as amended on May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: June 2, 2014	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	diaDexus, Inc. 2012 Equity Incentive Award Plan, as amended on May 29, 2014